Clarivate Reports Fourth Quarter and Full Year 2023 Results
— Provides 2024 Outlook —

London, UK -- February 27, 2024 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights
•Revenues of $683.7 million increased 1.2%, and decreased 0.6% at constant currency(2)
•Organic revenues increased 0.1% as increases in subscription revenues of 2.6% and re-occurring revenues of 3.8% were offset by a decline in transactional and other revenues of 8.3%
•Net loss attributable to ordinary shares of $863.0 million due to the $844.7 non-cash impairment of goodwill and intangible assets; Net loss per diluted share of $1.30
•Adjusted net income(1) of $163.4 million decreased 0.4%; Adjusted diluted EPS(1) of $0.23 increased 4.5% or $0.01
•Adjusted EBITDA(1) of $298.2 million decreased 2.0%; Adjusted EBITDA Margin(1) of 43.6% decreased 150 basis points
•Net cash provided by operating activities increased $54.0 million to $190.9 million; Free cash flow(1) increased $36.5 million to $127.0 million

Full Year 2023 Financial Highlights
•Revenues of $2,628.8 million decreased 1.2%, and 2.1% at constant currency(2), driven primarily by the divestiture of MarkMonitor in October 2022, for which there were no comparable amounts in the current year period
•Organic revenues increased 0.3% as increases in subscription revenues of 2.4% and re-occurring revenues of 0.2% were offset by a decline in transactional and other revenues of 5.4%
•Net loss attributable to ordinary shares of $986.6 million improved from a loss of $4,035.6 million for the full year 2022 due to a $3,469.2 million reduction of non-cash impairment charges of goodwill and intangible assets; Net loss per diluted share of $1.47 improved by $4.77
•Adjusted net income(1) of $599.1 million decreased 4.6%; Adjusted diluted EPS(1) of $0.82 decreased 3.5% or $0.03
•Adjusted EBITDA(1) of $1,117.2 million increased 0.4% and Adjusted EBITDA Margin(1) of 42.5% increased 70 basis points
•Net cash provided by operating activities increased $234.9 million to $744.2 million; Free cash flow(1) increased $195.3 million to $501.7 million

“In 2023, we delivered subscription revenue growth and navigated through market headwinds. We achieved cost synergy targets and generated significant cash flow, which allowed us to increase the pay down of debt and repurchase ordinary shares,” said Jonathan Gear, Chief Executive Officer. “With organic revenue growth below our expectations, we launched a multi-year transformation plan to return to market growth rates. The plan outlines how we will continue to make strategic investments to accelerate new product development and strengthen our focus by divesting non-core assets. I am confident we are making the right investments that, when combined with our extensive content, solutions and artificial intelligence capabilities, will drive organic growth and create shareholder value.”

Selected Financial Information
The prior year results include MarkMonitor, which was divested on October 31, 2022, for which there are no comparable amounts in the current year periods.

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in millions, except percentages and per share data), (unaudited)	2023	2022	$	%	2023	2022	$	%
Revenues, net	$683.7	$675.3	$8.4	1.2%	$2,628.8	$2,659.8	$(31.0)	(1.2)%

Net income (loss) attributable to ordinary shares	$(863.0)	$304.3	$(1,167.3)	N/M	$(986.6)	$(4,035.6)	$3,049.0	N/M
Net income (loss) per share, diluted	$(1.30)	$0.44	$(1.74)	N/M	$(1.47)	$(6.24)	$4.77	N/M
Weighted-average ordinary shares (diluted)	665.0	731.0	(66.0)	(9.0)%	671.6	678.6	(7.0)	(1.0)%
Adjusted EBITDA(1)	$298.2	$304.4	$(6.2)	(2.0)%	$1,117.2	$1,112.7	$4.5	0.4%

Adjusted net income(1)	$163.4	$164.0	$(0.6)	(0.4)%	$599.1	$628.0	$(28.9)	(4.6)%
Adjusted diluted EPS(1)(3)	$0.23	$0.22	$0.01	4.5%	$0.82	$0.85	$(0.03)	(3.5)%
Adjusted weighted-average ordinary shares (diluted)(1)	724.4	731.2	(6.8)	(0.9)%	731.3	737.1	(5.8)	(0.8)%
Net cash provided by operating activities	$190.9	$136.9	$54.0	39.4%	$744.2	$509.3	$234.9	46.1%
Free cash flow(1)	$127.0	$90.5	$36.5	40.3%	$501.7	$306.4	$195.3	63.7%
Fourth Quarter 2023 Commentary
Revenues for the fourth quarter increased $8.4 million, or 1.2%, to $683.7 million, and decreased 0.6% on a constant currency basis(2). Organic revenues increased $1.0 million or 0.1%.
Subscription revenues for the fourth quarter increased $11.8 million, or 3.0%, to $410.8 million, and increased 1.1% on a constant currency basis(2). Organic subscription revenues increased 2.6%, driven by growth across all three product segments: Academia & Government (A&G), Intellectual Property (IP) and Life Sciences & Healthcare (LS&H).
Re-occurring revenues for the fourth quarter increased $6.4 million, or 5.7% to $119.1 million, and increased 3.8% on a constant currency basis(2). Organic re-occurring revenues increased 3.8%, primarily due to increases in patent renewal volumes and improvements in yield per case.
Transactional and other revenues for the fourth quarter decreased $9.8 million, or 6.0%, to $153.8 million, and decreased 7.5% on a constant currency basis(2). Organic transactional and other revenues decreased 8.3%, due to lower sales within the A&G books business and LS&H real world data.
Full Year 2023 Commentary
Revenues for the full year 2023 decreased $31.0 million, or 1.2%, to $2,628.8 million, and decreased 2.1% on a constant currency basis(2), primarily due to the divestiture of the MarkMonitor business. Organic revenues increased $6.7 million or 0.3%.
Subscription revenues for the full year 2023 decreased $0.7 million to $1,618.1 million, and decreased 1.3% on a constant currency basis(2), primarily due to the divestiture of the MarkMonitor business partially offset by organic growth driven by price increases, reflecting a trend consistent with the increase in our ACV (annual contract value) between periods, and a foreign exchange benefit . Organic subscription revenues increased 2.4%, primarily due to price increases.
Re-occurring revenues for the full year 2023 increased $2.7 million, or 0.6% to $444.6 million, and increased 0.2% on a constant currency basis(2). Organic re-occurring revenues increased 0.2%.
Transactional and other revenues for the full year 2023 decreased $33.0 million, or 5.5%, to $566.1 million, and decreased 6.1% on a constant currency basis(2). Organic transactional and other revenues decreased 5.4%, primarily due to lower LS&H real world data sales and IP trademarks transactional volumes and patent search & analytics revenue.

Balance Sheet and Cash Flow
As of December 31, 2023, cash and cash equivalents of $370.7 million increased $13.9 million compared to December 31, 2022, driven by an improvement in operating cash flow.
The Company's total debt outstanding as of December 31, 2023 was $4,770.3 million, a decrease of $301.0 million compared to December 31, 2022, as strong free cash flow was principally used for accelerated debt repayment.
Net cash provided by operating activities of $744.2 million for the year ended December 31, 2023 increased $234.9 million compared to $509.3 million for the prior year, primarily due to materially lower one-time costs as acquisition integration is complete, as well as improvements in working capital. Free cash flow(1) for the year ended December 31, 2023, was $501.7 million, an increase of $195.3 million compared to the prior year period.

Outlook for 2024 (forward-looking statement)
“We currently expect improved organic growth in 2024 across subscription and re-occurring revenue, which will be partially offset by soft transactional revenue and a previously disclosed small divestiture in the IP segment,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “With topline growth more than offset by growth investments, net of cost inflation and savings initiatives, we anticipate a modest contraction of our profit margin. Additionally, we are increasing capital spending to approximately 10% of revenues to drive product innovation and intend to utilize our strong cash flow to continue to reduce our debt.”

The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

2024 Outlook
Revenues	$2.57B to $2.67B
Organic Revenue Growth	0% to 2%
Adjusted EBITDA(1)	$1.055B to $1.115B
Adjusted EBITDA Margin(1)	41% to 42%
Adjusted Diluted EPS(1)(3)	$0.70 to $0.80
Free Cash Flow(1)	$420M to $500M

Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings release.
(2) We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year.
(3) Adjusted Diluted EPS for 2024 is calculated based on approximately 733 million fully diluted weighted average ordinary shares outstanding.
N/M - Represents a change approximately equal or in excess of 100% or not meaningful.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the fourth quarter and full year at 9:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing +1 404-975-4839 or toll-free +1 833-470-1428 (in North America) and +44 208 068 2558 or toll free +44 808 189 6484 (internationally). The conference ID number is 624867. The webcast can be accessed at https://events.q4inc.com/attendee/970830128 and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Standalone Adjusted EBITDA to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives; our belief that we have sufficient liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, inflation, foreign currency fluctuations, international hostilities, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also adversely affect our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global information services provider. We connect people and organizations to intelligence they can trust to transform their perspective, their work and our world. Our subscription and technology-based solutions are coupled with deep domain expertise and cover the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit clarivate.com.

Consolidated Balance Sheets
(In millions)
(unaudited)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$370.7	$356.8
Accounts receivable, net	908.3	872.1
Prepaid expenses	88.5	89.4
Other current assets	68.0	76.9
Assets held for sale	26.7	—
Total current assets	1,462.2	1,395.2
Property and equipment, net	51.6	54.5
Other intangible assets, net	9,006.6	9,437.7
Goodwill	2,023.7	2,876.5
Other non-current assets	60.8	97.9
Deferred income taxes	46.7	24.2
Operating lease right-of-use assets	55.2	58.9
Total assets	$12,706.8	$13,944.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$144.1	$101.4
Accrued compensation	126.5	132.1
Accrued expenses and other current liabilities	315.2	353.1
Current portion of deferred revenues	983.1	947.5
Current portion of operating lease liability	24.4	25.7
Liabilities held for sale	6.7	—
Total current liabilities	1,600.0	1,559.8
Long-term debt	4,721.1	5,005.0
Non-current portion of deferred revenues	38.7	38.5
Other non-current liabilities	41.9	140.1
Deferred income taxes	249.6	316.1
Operating lease liabilities	63.2	72.9
Total liabilities	6,714.5	7,132.4
Commitments and contingencies
Shareholders' equity:
Preferred Shares, no par value; 14.4 shares authorized; 5.25% Mandatory Convertible Preferred Shares, Series A, 14.4 shares issued and outstanding as of both December 31, 2023 and December 31, 2022	1,392.6	1,392.6
Ordinary Shares, no par value; unlimited shares authorized; 666.1 and 674.4 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	11,740.5	11,744.7
Accumulated other comprehensive loss	(495.3)	(665.9)
Accumulated deficit	(6,645.5)	(5,658.9)
Total shareholders' equity	5,992.3	6,812.5
Total liabilities and shareholders' equity	$12,706.8	$13,944.9

Consolidated Statement of Operations
(In millions)
(unaudited)

	Three Months Ended December 31,
	2023	2022
Revenues, net	$683.7	$675.3
Operating expenses:
Cost of revenues	231.6	237.0
Selling, general and administrative costs	180.4	180.6
Depreciation and amortization	180.8	188.8
Goodwill and intangible asset impairments	844.7	0.5
Restructuring and other impairments	14.7	9.8
Other operating expense (income), net	19.7	(259.9)
Total operating expenses	1,471.9	356.8
Income (loss) from operations	(788.2)	318.5
Fair value adjustment of warrants	(1.5)	(4.1)
Interest expense, net	75.2	77.0
Income (loss) before income taxes	(861.9)	245.6
Provision (benefit) for income taxes	(18.0)	(77.8)
Net income (loss)	(843.9)	323.4
Dividends on preferred shares	19.1	19.1
Net income (loss) attributable to ordinary shares	$(863.0)	$304.3

Per share:
Basic	$(1.30)	$0.45
Diluted	$(1.30)	$0.44

Weighted average shares used to compute earnings per share:
Basic	665.0	674.2
Diluted	665.0	731.0

Consolidated Statement of Operations
(In millions)
(unaudited)

	Year Ended December 31,
	2023	2022
Revenues, net	$2,628.8	$2,659.8
Operating expenses:
Cost of revenues	906.4	954.0
Selling, general and administrative costs	739.7	729.9
Depreciation and amortization	708.3	710.5
Goodwill and intangible asset impairments	979.9	4,449.1
Restructuring and other impairments	40.0	66.7
Other operating expense (income), net	(10.8)	(324.8)
Total operating expenses	3,363.5	6,585.4
Income (loss) from operations	(734.7)	(3,925.6)
Fair value adjustment of warrants	(15.9)	(206.8)
Interest expense, net	293.7	270.3
Income (loss) before income tax	(1,012.5)	(3,989.1)
Provision (benefit) for income taxes	(101.3)	(28.9)
Net income (loss)	(911.2)	(3,960.2)
Dividends on preferred shares	75.4	75.4
Net income (loss) attributable to ordinary shares	$(986.6)	$(4,035.6)

Per share:
Basic	$(1.47)	$(5.97)
Diluted	$(1.47)	$(6.24)

Weighted average shares used to compute earnings per share:
Basic	671.6	676.1
Diluted	671.6	678.6

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions); (unaudited)	2023	2022
Cash Flows From Operating Activities
Net income (loss)	$(911.2)	$(3,960.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	708.3	710.5
Share-based compensation	109.0	93.9
Restructuring and other impairments, including goodwill	986.2	4,478.5
Fair value adjustment of warrants	(15.9)	(206.8)
Gain on sale from divestitures	—	(278.5)
Gain on legal settlement	(49.4)	—
Deferred income taxes	(78.4)	(54.3)
Amortization of debt issuance costs	18.2	16.4
Other operating activities	37.8	(18.3)
Changes in operating assets and liabilities:
Accounts receivable	(25.5)	(28.3)
Prepaid expenses	1.7	(17.1)
Other assets	35.1	(45.4)
Accounts payable	41.2	(24.0)
Accrued expenses and other current liabilities	(44.4)	(114.4)
Deferred revenues	20.3	(9.3)
Operating leases, net	(8.0)	(9.6)
Other liabilities	(80.8)	(23.8)
Net cash provided by (used for) operating activities	744.2	509.3
Cash Flows From Investing Activities
Capital expenditures	(242.5)	(202.9)
Payments for acquisitions and cost method investments, net of cash acquired	(5.4)	(24.8)
Proceeds from divestitures, net of cash divested	10.5	285.0
Net cash provided by (used for) investing activities	(237.4)	57.3
Cash Flows From Financing Activities
Principal payments on term loan	(300.0)	(321.5)
Repayments of revolving credit facility	—	(175.0)
Payment of debt issuance costs and discounts	0.1	(2.1)
Proceeds from issuance of treasury shares	—	5.7
Repurchases of ordinary shares	(100.0)	(175.0)
Cash dividends on preferred shares	(75.5)	(75.4)
Proceeds from stock options exercised	0.5	0.9
Payments related to finance lease	(1.0)	(1.9)
Payments related to tax withholding for stock-based compensation	(20.6)	(14.9)
Net cash provided by (used for) financing activities	(496.5)	(759.2)
Effects of exchange rates	3.6	(38.2)
Net change in cash and cash equivalents, including restricted cash	13.9	(230.8)
Cash and cash equivalents, including restricted cash, beginning of period	356.8	587.6
Cash and cash equivalents, including restricted cash, end of period	$370.7	$356.8
Supplemental Cash Flow Information:
Cash paid for interest	$273.5	$251.5
Cash paid for income tax	$42.9	$63.7

Supplemental Revenues Information
(Amounts in tables may not sum due to rounding)
Annualized Contract Value (“ACV”) represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all expiring license agreements during that period are renewed at their current price level. The following table presents our ACV as of the periods indicated.

	December 31,		Change(1)
(in millions, except percentages); (unaudited)	2023	2022	$	%
Annualized Contract Value	$1,591.9	$1,581.9	$10.0	0.6%
(1) The change in ACV was primarily from organic ACV growth of 2.6% attributed to the impact of price increases, offset by changes in FX rates.

The following tables present our revenues by type and by segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

	Three Months Ended December 31,		Change		Percentage of Change
(in millions, except percentages); (unaudited)	2023	2022	$	%	Acquisitions	Disposals	FX Impact	Organic
Subscription revenues	$410.8	$399.0	$11.8	3.0%	—%	(1.5)%	1.9%	2.6%
Re-occurring revenues	119.1	112.7	6.4	5.7%	—%	—%	1.9%	3.8%
Transactional and other revenues	153.8	163.6	(9.8)	(6.0)%	—%	0.8%	1.5%	(8.3)%
Revenues, net	$683.7	$675.3	$8.4	1.2%	—%	(0.7)%	1.8%	0.1%

	Year Ended December 31,		Change		Percentage of Change
(in millions, except percentages); (unaudited)	2023	2022	$	%	Acquisitions	Disposals	FX Impact	Organic
Subscription revenues	$1,618.1	$1,618.8	$(0.7)	—%	—%	(3.7)%	1.3%	2.4%
Re-occurring revenues	444.6	441.9	2.7	0.6%	—%	—%	0.4%	0.2%
Transactional and other revenues	566.1	599.1	(33.0)	(5.5)%	—%	(0.7)%	0.6%	(5.4)%
Revenues, net	$2,628.8	$2,659.8	$(31.0)	(1.2)%	—%	(2.4)%	0.9%	0.3%

	Three Months Ended December 31,		Change		Percentage of Change
(in millions, except percentages); (unaudited)	2023	2022	$	%	Acquisitions	Disposals	FX Impact	Organic
Academia and Government	$339.4	$328.5	$10.9	3.3%	—%	—%	1.9%	1.4%
Intellectual Property	225.6	221.9	3.7	1.7%	—%	(2.2)%	2.0%	1.9%
Life Sciences and Healthcare	118.7	124.9	(6.2)	(5.0)%	—%	—%	1.2%	(6.2)%
Revenues, net	$683.7	$675.3	$8.4	1.2%	—%	(0.7)%	1.8%	0.1%

	Year Ended December 31,		Change		Percentage of Change
(in millions, except percentages); (unaudited)	2023	2022	$	%	Acquisitions	Disposals	FX Impact	Organic
Academia and Government	$1,323.3	$1,280.1	$43.2	3.4%	—%	—%	1.2%	2.2%
Intellectual Property	862.7	927.1	(64.4)	(6.9)%	—%	(6.9)%	0.7%	(0.7)%
Life Sciences and Healthcare	442.8	452.6	(9.8)	(2.2)%	—%	—%	1.0%	(3.2)%
Revenues, net	$2,628.8	$2,659.8	$(31.0)	(1.2)%	—%	(2.4)%	0.9%	0.3%

Reconciliations to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude acquisition and/or disposal-related transaction costs, share-based compensation, mandatory convertible preferred share ("MCPS") dividend expense, unrealized foreign currency gains/losses, restructuring expenses, non-operating income and/or expense, the impact of certain non-cash fair value adjustments on financial instruments, legal settlements, impairments, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues, net.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the three months and the years ended December 31, 2023 and 2022 and reconciles these measures to our Net income (loss) for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except percentages); (unaudited)	2023	2022	2023	2022
Net income (loss) attributable to ordinary shares	$(863.0)	$304.3	$(986.6)	$(4,035.6)
Dividends on preferred shares	19.1	19.1	75.4	75.4
Net income (loss)	(843.9)	323.4	(911.2)	(3,960.2)
Provision (benefit) for income taxes	(18.0)	(77.8)	(101.3)	(28.9)
Depreciation and amortization	180.8	188.8	708.3	710.5
Interest expense, net	75.2	77.0	293.7	270.3
Transaction related costs(1)	3.1	6.1	8.2	14.2
Share-based compensation expense	11.8	22.3	108.9	102.2
Gain on sale from divestitures	—	(278.5)	—	(278.5)
Goodwill and intangible asset impairments	844.7	0.5	979.9	4,449.1
Restructuring and other impairments	14.7	9.8	40.0	66.7
Fair value adjustment of warrants	(1.5)	(4.1)	(15.9)	(206.8)
Other(2)	31.3	36.9	6.6	(25.9)
Adjusted EBITDA	$298.2	$304.4	$1,117.2	$1,112.7
Adjusted EBITDA margin	43.6%	45.1%	42.5%	41.8%

(1) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions, and capital market activities, and includes advisory, legal, and other professional and consulting costs.

(2) Primarily reflects the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. 2023 also includes a $49.4 gain on legal settlement.

Adjusted Net Income and Adjusted Diluted EPS
Adjusted net income is calculated using Net income (loss), adjusted to exclude acquisition and/or disposal-related transaction costs (such costs include net income from continuing operations before the provision for income taxes, depreciation and amortization, and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, MCPS dividend expense, unrealized foreign currency gains/losses, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, legal settlements, impairments, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the income tax impact of any adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares for the period. The Adjusted diluted weighted average shares assumes that all instruments in the calculation are dilutive.
The following tables present our calculation of Adjusted net income and Adjusted diluted EPS for the three months and the years ended December 31, 2023 and 2022 and reconcile these measures to our Net income (loss) and EPS for the same periods:

	Three Months Ended December 31,		Three Months Ended December 31,
	2023		2022
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) attributable to ordinary shares, diluted	$(863.0)	$(1.30)	$323.4	$0.44
Dividends on dilutive preferred shares(1)	—	—	(19.1)	0.01
Net income (loss) attributable to ordinary shares	(863.0)	(1.30)	304.3	0.45
Dividends on preferred shares	19.1	0.03	19.1	(0.01)
Net income (loss) and EPS	(843.9)	(1.27)	323.4	0.44
Transaction related costs(2)	3.1	—	6.1	0.01
Share-based compensation expense	11.8	0.02	22.3	0.03
Amortization related to acquired intangible assets	134.5	0.20	142.5	0.19
Goodwill and intangible asset impairments	844.7	1.27	0.5	—
Restructuring and other impairments	14.7	0.02	9.8	0.01
Fair value adjustment of warrants	(1.5)	—	(4.1)	(0.01)
Other(3)	31.3	0.04	(241.6)	(0.32)
Income tax impact of related adjustments	(31.3)	(0.05)	(94.9)	(0.13)
Adjusted net income and Adjusted diluted EPS	$163.4	$0.23	$164.0	$0.22
Adjusted weighted-average ordinary shares (Diluted)	724.4		731.2
(1) Reflects the dilutive impact of mandatory convertible preferred shares under the "if-converted" method during the period.
(2-3) Refer to associated line item descriptions provided for the Adjusted EBITDA reconciliation table above. In 2022, the Other line item also includes the gain on sale from our divestiture of the MarkMonitor business.

	Year Ended December 31,		Year Ended December 31,
	2023		2022
(in millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) attributable to ordinary shares, diluted	$(986.6)	$(1.47)	$(4,233.2)	$(6.24)
Change in fair value of private placement warrants	—	—	197.6	0.29
Net income (loss) attributable to ordinary shares	(986.6)	(1.47)	(4,035.6)	(5.95)
Dividends on preferred shares	75.4	0.11	75.4	0.11
Net income (loss) and EPS	(911.2)	(1.36)	(3,960.2)	(5.84)
Transaction related costs(1)	8.2	0.01	14.2	0.02
Share-based compensation expense	108.9	0.16	102.2	0.15
Amortization related to acquired intangible assets	564.3	0.84	579.6	0.85
Goodwill and intangible asset impairments	979.9	1.46	4,449.1	6.56
Restructuring and other impairments	40.0	0.06	66.7	0.10
Fair value adjustment of warrants	(15.9)	(0.02)	(206.8)	(0.30)
Other(2)	6.6	(0.06)	(304.4)	(0.52)
Income tax impact of related adjustments	(181.7)	(0.27)	(112.4)	(0.17)
Adjusted net income and Adjusted diluted EPS	$599.1	$0.82	$628.0	$0.85
Adjusted weighted-average ordinary shares (Diluted)	731.3		737.1
(1-2) Refer to associated line item descriptions provided for the Adjusted EBITDA reconciliation table above. In 2022, the Other line item also includes the gain on sale from our divestiture of the MarkMonitor business.

Free Cash Flow
Free cash flow is calculated using Net cash provided by operating activities less Capital expenditures. The following table reconciles our non-GAAP free cash flow measure to Net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(in millions); (unaudited)	2023	2022	2023	2022
Net cash provided by operating activities	$190.9	$136.9	$744.2	$509.3
Capital expenditures	(63.9)	(46.4)	(242.5)	(202.9)
Free Cash Flow	127.0	90.5	501.7	306.4

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019, and the indentures governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, and the indentures governing the secured and unsecured notes issued by Clarivate Science Holdings Corporation in August 2021, respectively. In addition, the credit facilities and the indentures contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indentures and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indentures by using our Consolidated Net income (loss) for the trailing 12-month period (defined in the credit facilities and the indentures as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indentures) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, including impairments, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due in 2026, and earnout obligations incurred in connection with an acquisition or investment.

The following table bridges Net income (loss) to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects a substantial portion of the adjustments that comprise Standalone Adjusted EBITDA for the period presented:

(in millions); (unaudited)	Year Ended December 31, 2023
Net income (loss) attributable to ordinary shares	$(986.6)
Dividends on preferred shares	75.4
Net income (loss)	(911.2)
Provision (benefit) for income taxes	(101.3)
Depreciation and amortization	708.3
Interest expense, net	293.7
Transaction related costs(1)	8.2
Share-based compensation expense	108.9
Restructuring and other impairments	40.0
Goodwill and intangible asset impairments	979.9
Fair value adjustment of warrants	(15.9)
Other(2)	6.6
Adjusted EBITDA	$1,117.2
Realized foreign exchange loss (gain)	(9.1)
Standalone Adjusted EBITDA	$1,108.1

(1-2) Refer to associated line item descriptions provided for the Adjusted EBITDA table for the year ended December 31, 2023 above.

The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2024 outlook and reconciles these measures to our Net income (loss) for the same period:

	Year Ending December 31, 2024 (Forecasted)
(in millions)	Low	High
Net income (loss) attributable to ordinary shares	$(160)	$(100)
Dividends on preferred shares(1)	35	35
Net income (loss)	(125)	(65)
Provision (benefit) for income taxes	60	60
Depreciation and amortization	720	720
Interest expense, net	275	275
Restructuring and other impairments(2)	20	20
Transaction related costs	20	20
Share-based compensation expense	85	85
Adjusted EBITDA	$1,055	$1,115
Adjusted EBITDA margin	41%	42%
(1) Dividends on our MCPS are payable quarterly at an annual rate of 5.25% of the liquidation preference of $100 per share. For the purposes of calculating net loss attributable to Clarivate, we have excluded the accrued and anticipated MCPS dividends.

(2) Reflects restructuring costs expected to be incurred in 2024 associated with the Segment Optimization restructuring program.

The following table presents our calculation of Adjusted Diluted EPS for the 2024 outlook and reconciles this measure to our Net income (loss) per share for the same period:

	Year Ending December 31, 2024 (Forecasted)
	Low	High
	Per Share	Per Share
Net income (loss) attributable to ordinary shares	$(0.24)	$(0.14)
Dividends on preferred shares(1)	0.05	0.05
Net income (loss)	(0.19)	(0.09)
Restructuring and other impairments(2)	0.03	0.03
Transaction related costs	0.03	0.03
Share-based compensation expense	0.12	0.12
Amortization related to acquired intangible assets	0.75	0.75
Income tax impact of related adjustments	(0.04)	(0.04)
Adjusted Diluted EPS	$0.70	$0.80
Adjusted weighted-average ordinary shares (Diluted)(3)	733 million
(1-2) Refer to associated line item descriptions provided for the Adjusted EBITDA outlook reconciliation table above.
(3) For the purposes of calculating adjusted diluted EPS, the Company has excluded the accrued and anticipated MCPS dividends and assumed the “if-converted” method of share dilution.
The following table presents our calculation of Free Cash Flow for the 2024 outlook and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2024 (Forecasted)
(in millions)	Low	High
Net cash provided by (used for) operating activities	$685	$765
Capital expenditures	(265)	(265)
Free Cash Flow	$420	$500

Media Contact:
Amy Bourke-Waite, Senior Director, Corporate Communications
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202